Exhibit 2.1

Execution Version

CONFIDENTIAL

Share Exchange Agreement AND PLAN OF REORGANIZATION

by and among

BIOLIFE SOLUTIONS, INC.,
as Buyer

SAVSU TECHNOLOGIES, INC.,
as the Company

and

SAVSU ORIGIN LLC,
as Seller

Dated as of August 7, 2019

TABLE OF CONTENTS

Page

ARTICLE I SHARE EXCHANGE		1

1.1	Exchange of Shares.	1
1.2	Consideration.	1

ARTICLE II CLOSING		2

2.1	Closing.	2
2.2	Closing Deliveries by Seller.	2
2.3	Closing Deliveries by Buyer	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		3

3.1	Organization and Qualification.	3
3.2	Authorization and Binding Effect; Corporate Documentation.	3
3.3	Title to the Acquired Shares.	4
3.4	Capitalization.	4
3.5	Subsidiaries.	4
3.6	Non-Contravention.	4
3.7	Financial Statements.	5
3.8	Absence of Liabilities.	5
3.9	Absence of Certain Changes.	5
3.10	Title to and Sufficiency of Assets.	5
3.11	Personal Property.	5
3.12	Real Property.	6
3.13	Intellectual Property.	6
3.14	Compliance with Laws.	7
3.15	Permits.	7
3.16	Litigation.	7
3.17	Contracts.	7
3.18	Tax Matters.	9
3.19	Environmental Matters.	9
3.20	Employee Benefit Plans.	10
3.21	Employees and Labor Matters.	10
3.22	Insurance.	11
3.23	Transactions with Related Persons.	11
3.24	Bank Accounts.	11
3.25	Suppliers and Customers; Products.	12
3.26	Investment Intent.	12
3.27	[Omitted].	12
3.28	No Brokers.	12
3.29	No Other Representations.	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		12

4.1	Organization and Qualification.	12
4.2	Authorization.
4.3	Non-Contravention.	12
4.4	The Exchange Shares.	13
4.5	No Brokers.	13
4.6	Litigation.	13

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TABLE OF CONTENTS

(continued)

Page

4.7	Investment Intent.	13
4.8	No Other Representations and Warranties.	13

ARTICLE V OTHER AGREEMENTS		13

5.1	Further Assurances.	13
5.2	Confidentiality.	14
5.3	Publicity.	14
5.4	No Trading.	14
5.5	Litigation Support.	15
5.6	Agreement Regarding Intellectual Property.	15
5.7	Release and Covenant Not to Sue.	15
5.8	Tax Matters.	16

ARTICLE VI INDEMNIFICATION		17

6.1	Survival.	17
6.2	Indemnification by Seller.	18
6.3	Indemnification by Buyer.	18
6.4	Indemnification Procedures.	19
6.5	Limitations on Indemnification.	20
6.6	General Indemnification Provisions.	20
6.7	Timing of Payment; Right to Set-Off.	21

ARTICLE VII GENERAL PROVISIONS		21

7.1	Expenses.	21
7.2	Notices.	22
7.3	Severability.	22
7.4	Assignment.	22
7.5	No Third-Party Beneficiaries.	23
7.6	Amendment; Waiver.	23
7.7	Entire Agreement.	23
7.8	Specific Performance.	23
7.9	Governing Law; Jurisdiction; Waiver of Jury Trial.	23
7.10	Interpretation.	24
7.11	Mutual Drafting.	24
7.12	Counterparts.	24
7.13	Dispute Resolution.	25

Exhibits:
A     Definitions
B     Form of Non-Competition Agreement
C     Form of Employment Agreement

-ii-

Share Exchange Agreement AND PLAN OF REORGANIZATION

This SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), is made and entered into as of August 7, 2019, by and among (i) BioLife Solutions, Inc., a Delaware corporation (“Buyer”), (ii) SAVSU Technologies, Inc., a Delaware corporation (the “Company”), and (iii) Savsu Origin LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns 8,616 shares of common stock, $0.001 par value per share (“Common Stock”), of the Company, which shares of Common Stock represent 56.6% of the issued and outstanding shares and other equity interests in or of the Company (the “Acquired Shares”);

WHEREAS, Buyer owns the remaining shares of Common Stock and Seller collectively with Buyer own 100% of the issued and outstanding shares and other equity interests in the Company;

WHEREAS, on July 8, 2019, pursuant to that certain Call Option Agreement, dated September 4, 2018 by and between Seller and the Company (as amended by Amendment No. 1 to Call Option Agreement and Call Option Exercise Agreement, dated July 8, 2019, the “Option Agreement”), Buyer exercised its option to acquire the Acquired Shares from Seller;

WHEREAS, Seller desires to convey to Buyer, and Buyer desires to acquire from Seller, the Acquired Shares in exchange for newly issued shares of Buyer’s common stock, subject to the terms and conditions set forth herein;

WHEREAS, the exchange of the Acquired Shares for newly issued voting shares of Buyer’s common stock is intended to constitute a reorganization within the meaning of Section 368(a) of the Code (defined below), and specifically a “B” reorganization described in Section 368(a)(1)(B), or such other tax free reorganization or restructuring provisions as may be available under the Code; and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A below.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
SHARE EXCHANGE

1.1     Exchange of Shares. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Seller will transfer, assign and convey to Buyer, and Buyer will accept from Seller, the Acquired Shares, free and clear of any and all Liens, other than Permitted Liens.

1.2     Consideration. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in full payment for the Acquired Shares (the “Stock Consideration”), Buyer shall issue and deliver to Seller 1,100,000 shares (the “Exchange Shares”) of Buyer Common Stock, with each share of Buyer Common Stock valued at the Buyer Common Stock Price (determined as of the Closing Date).

ARTICLE II
CLOSING

2.1     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, commencing at 10:00 a.m. (New York City time). By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 12:01 a.m. (New York City time) on the Closing Date.

2.2     Closing Deliveries by Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)     stock powers duly executed in blank and in a form reasonably acceptable to Buyer necessary to transfer the Acquired Shares to Buyer on the books and records of the Company;

(b)     the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 2.2(b), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(c)     payoff letters from the Company’s creditors in form and substance reasonably acceptable to Buyer that will release and extinguish all (A) Indebtedness of the Company and (B) Liens on any of the assets of the Company, in each case, upon the payment set forth in Section 1.2;

(d)     the Non-Competition and Non-Solicitation Agreement by and between Buyer and Seller in the form attached as Exhibit B hereto (the “Non-Competition Agreement”), duly executed by Seller;

(e)     the employment agreement in the form attached hereto as Exhibit C and/or a consulting agreement, in the form to be mutually agreed between the parties, as applicable, by and between each of the individuals set forth on Schedule 2.2(e) and Buyer (collectively, the “Employment Agreements”), duly executed by each party thereto;

(f)     a good standing certificate for the Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official in its jurisdiction of organization and each other jurisdiction set forth on Schedule 2.2(f));

(g)     a certificate from the Company’s secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Company’s stockholders and the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound; and

(h)     resignations effective immediately upon the Closing of Dana Barnard and Terrill Barnard in their capacities as directors and/or officers of the Company, as requested by Buyer.

2.3     Closing Deliveries by Buyer At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to the Company:

(a)     certificates representing the Exchange Shares, or evidence reasonably satisfactory to Seller’s counsel that the Exchange Shares have been duly issued to Seller and that Seller is reflected as the owner thereof on the books and records of Buyer;

(b)     the Employment Agreements duly executed by Buyer;

(c)     the Non-Competition Agreement duly executed by Buyer; and

(d)     a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or otherwise bound.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ☒ARTICLE III, and the information in the Disclosure Schedules referenced therein, are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this ☒ARTICLE III expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ☒ARTICLE III are true and correct as of such earlier date:

3.1     Organization and Qualification. Except as set forth on Schedule 3.1: (i) the Company is validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it; and (ii) the Company is duly qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such qualification necessary. The Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business. Since May 15, 2018, the Company has not used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of its assets.

3.2     Authorization and Binding Effect; Corporate Documentation. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is, or is required to be, a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. Each of this Agreement and each Ancillary Document to which Seller is or is required to be a party has been duly executed and delivered by Seller and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions. The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. To the Seller’s Knowledge, the minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3     Title to the Acquired Shares. Seller owns good title to the Acquired Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws), and upon delivery of the Acquired Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer’s issuance of the Stock Consideration by delivery of the Exchange Shares at the Closing in accordance with Section 1.2, the entire legal and beneficial interest in the Acquired Shares and ownership of the Acquired Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

3.4     Capitalization. The authorized capital stock of the Company consists of: (i) 40,000 shares of voting common stock, 15,496 of which are issued and outstanding, (ii) 5,000 shares of non-voting common stock, none of which are issued and outstanding, and (iii) 5,000 shares of preferred stock, none of which are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Seller is the beneficial and record owner of all of the Acquired Shares. The Acquired Shares constitute 56.6% of the issued and outstanding capital stock of the Company. All of the issued and outstanding capital stock of the Company (i) has been duly and validly issued, (ii) is fully paid and nonassessable (to the extent applicable) and (iii) was not issued in violation of any preemptive rights or rights of first refusal or first offer. To the Seller’s Knowledge, there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which Seller is a party or bound relating to any equity securities of the Company, whether or not outstanding. To the Seller’s Knowledge, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in material compliance with all applicable foreign, state and federal securities Laws.

3.5     Subsidiaries. The Company does not have any Subsidiaries. The Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.6     Non-Contravention. To the Seller’s Knowledge, neither the execution and delivery of this Agreement or any Ancillary Document by Seller, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Seller, (b) any Law or Order to which Seller or any of its business or assets are bound or subject or (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Seller or the Company is a party or by which Seller or the Company, their respective assets or the Acquired Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Acquired Shares or any assets of the Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person, other than, in the cases of clauses (c) through (e), such violations and conflicts which would not reasonably be expected to have a Material Adverse Effect.

3.7     Financial Statements. Buyer is in possession of true and correct copies of (i) the unaudited balance sheet, income statement, statement of stockholder’s equity and statement of cash flows for the Company as of and for the fiscal year ended December 31, 2018, and (ii) the unaudited balance sheet of the Company as of June 30, 2019 and the related unaudited income statement and statement of cash flows for the five (5) fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein. All of the financial books and records of the Company have been maintained in the ordinary course consistent with past practice.

3.8     Absence of Liabilities. To the Seller’s Knowledge, the Company does not have any Liabilities of any material nature except (a) Liabilities that are accrued and reflected on the balance sheet of the Company as of June 30, 2019, (b) Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since June 30, 2019, and (c) obligations to be performed after the date hereof under any Contracts.

3.9     Absence of Certain Changes. Except as set forth on Schedule 3.9, to the Seller’s Knowledge, since June 30, 2019: (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to the Company’s business, operations, condition (financial or otherwise), results of operations, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect.

3.10     Title to and Sufficiency of Assets. To the Seller’s Knowledge, the Company has good title to or has a right to use the tangible assets used in the Company’s business, free and clear of all Liens other than Permitted Liens. The assets that the Company owns or has a right to use constitute all of the material assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of the Company’s business. Immediately following the Closing, all of the tangible assets of the Company will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such tangible assets.

3.11     Personal Property. All items of Personal Property of the Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) are set forth on Schedule 3.11. Schedule 3.11 contains an accurate and complete list and description of leases in respect of the Personal Property requiring payments in excess of One Hundred Thousand Dollars ($100,000) per year (collectively, the “Personal Property Leases”). With respect to the Personal Property Leases, there are no existing material defaults under the applicable lease by the Company or, to the Knowledge of the Seller, any other party thereto, and no event of default of any material nature on the part of the Company or, to the Knowledge of the Seller, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

3.12     Real Property. Schedule 3.12 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”). Seller has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company under any Lease. To the Seller’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default by any other party under any Lease, and the Company has not received written notice or, to the Knowledge of the Seller, any other notice of any such condition. To the Seller’s Knowledge, the Company has not waived any material rights under any Lease which would be in effect at or after the Closing. The Company is in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Seller, structurally sound with no material defects, (ii) in operating condition, subject to ordinary wear and tear, (iii) not in need of maintenance or repair in any material respect except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. The Company does not own any real property or any interest in real property (other than the leasehold interests in the Leases).

3.13     Intellectual Property.

(a)     Schedule 3.13 sets forth all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned by the Company in which the Company is the owner, applicant or assignee (“Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. To the Seller’s Knowledge, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Registered IP. To the Knowledge of the Seller, all Registered IP is valid, in force and in good standing, and not subject to any challenge of any kind. As of the Closing, all Registered IP will be owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP. The Company has not exclusively licensed or sublicensed out any of its owned or licensed Intellectual Property.

(b)     [Omitted].

(c)     [Omitted].

(d)     No Action is pending or, to the Knowledge of the Seller, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Company. The Company has not received any written or, to the Knowledge of the Seller, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company. To the Knowledge of the Seller the Company is not currently infringing, misappropriating or violating, and has not in the past infringed, misappropriated or violated, any Intellectual Property of any other Person.

(e)     To the Seller’s Knowledge, no current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Seller, there has been no violation of the any Company’s policies or practices related to protection of the Company’s Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company.

3.14     Compliance with Laws. To the Seller’s Knowledge, the Company is in material compliance with, and has complied, in all material respects with all Laws and Orders applicable to the Company, its assets, employees or business or the Acquired Shares. To the Seller’s Knowledge, none of the operation, activity, conduct and transactions of the Company or the ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which the Company is a party or by which the Company or its assets, business or employees or the Acquired Shares may be bound or affected. The Company has not received any written or, to the Knowledge of the Seller, oral notice of any actual or alleged violation or non-compliance with applicable Laws.

3.15     Permits. To the Seller’s Knowledge, the Company owns or possesses all right, title and interest in all material Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted. To the Seller’s Knowledge, all material Permits of the Company, if any, are valid and in full force and effect. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Seller, threatened other than expiration or termination in accordance with the terms thereof. The Company has not received any written or, to the Knowledge of the Seller, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

3.16     Litigation. Except as described on Schedule 3.16, there is no (a) Action pending or, to the Knowledge of Seller, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Seller or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect.

3.17     Contracts.

(a)     Schedule 3.17 contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (xii) below (the “Material Contracts”): (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Company that require payments or yield receipts of more than One Hundred Thousand Dollars ($100,000)in any twelve (12) month period or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into in the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to the Company in excess of One Hundred Thousand Dollars ($100,000) per year; (v) any power of attorney; (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts, other than Contracts with the Buyer, relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets outside of the Ordinary Course of Business; (viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to the Company in excess of One Hundred Fifty Thousand Dollars ($150,000); (ix) any material settlement agreement entered into within two (2) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of the Company other than licenses of the Company’s Intellectual Property included in the Company’s form customer agreements entered into in the Ordinary Course of Business; and (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of One Hundred Thousand Dollars ($100,000), not otherwise described in this Section 3.17. All oral Contracts that are responsive to the categories listed above are identified in the Company Disclosure Schedules. True and correct copies of all the Contracts required to be listed in Section 3.17 (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b)     To the Seller’s Knowledge, except as set forth on Section 3.17(b), the Company is not a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” terms for the services of the Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Company to sell or distribute any Intellectual Property of the Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)     To the Seller’s Knowledge, all of the Material Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Permitted Exceptions. There exists no material breach, default or violation on the part of the Company or, to the Knowledge of the Seller, on the part of any other party to any Material Contract nor has the Company received written or, to the Knowledge of the Seller, oral notice of any breach, default or violation. The Company has not received notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. The Company has not waived any material rights under any such Material Contract. To the Knowledge of the Seller, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Material Contract to declare breach, default or violation under any such Material Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any such Material Contract. To the Knowledge of Seller, there is no reason to believe that any such Material Contract with a customer will not remain in effect after the Closing through the remainder of its term.

3.18     Tax Matters. At all times from and since May 15, 2018, and except as set forth on Schedule 3.18, to the Seller’s Knowledge: (i) the Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all material amounts of Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the Company has complied with all applicable Laws relating to Tax in all material respects; (v) there is no current Action against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of the Company’s Tax Returns by a Governmental Authority; (viii) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, with respect to Taxes that would apply to any Tax periods ending after the Closing Date; (ix) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xi) the Company has collected or withheld all material amounts of Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) the Company has not granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) the Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder with respect to a change in accounting methods made prior to the Closing; (xiv) the Company is not a party to any Tax allocation or sharing agreement; (xv) there is no Contract or Benefit Plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which the Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Seller will ever be, required to be disclosed under Regulations Section 1.6011-4; (xvii) no Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xviii) the Company has not taken any action outside of the Ordinary Course of Business that would have the effect of deferring a material measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xix) the Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) the Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xxii) Seller is not a “foreign person” for purposes of Section 1445 of the Code.

3.19     Environmental Matters. To the Seller’s Knowledge, the Company has complied in all material respects with all applicable Environmental Laws, and the Company has not received written notice or, to the Knowledge of the Seller, other notice of any Actions pending or threatened against the Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. To the Seller’s Knowledge, the Company has not had any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company’s past or current properties, facilities or operation. To the Seller’s Knowledge, there are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Seller, any real property formerly owned, leased or operated by the Company. To the Seller’s Knowledge, the Company has not disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to the Company under or relating to Environmental Laws. To the Seller’s Knowledge, the Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. To the Seller’s Knowledge, the Company has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of the Seller, the Company has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

3.20     Employee Benefit Plans.

(a)     Set forth on Schedule 3.20(a) is a true and complete list of each Benefit Plan.

(b)     With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, Seller has provided to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter or opinion letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

3.21     Employees and Labor Matters.

(a)     Schedule 3.21(a) sets forth a complete and accurate list of all employees of the Company as of the date the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2018 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the fiscal year ending December 31, 2019. Except as set forth on Schedule 3.21(a), no employee is a party to a written employment agreement or contract with the Company and each is employed “at will”. The Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any employees under the terms of any written or, to the Knowledge of the Seller, oral agreement, or commitment or any Law, custom, trade or practice.

(b)     Schedule 3.21(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person.

(c)     The Company is not a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of the Company, and to the Knowledge of the Seller, there are no activities or proceedings of any labor union or other party to organize or represent any employees of the Company. The Company is in material compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours.

3.22     Insurance. The Company has maintained over the past three (3) years and now maintains insurance that, to the Seller’s Knowledge, are in amounts sufficient for its business, operations and assets and in such amounts and covering such risks as are usually carried by companies at the same stage of development, engaged in similar businesses and owning similar properties in the same general areas in which the Company operates. Schedule 3.22 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the Company or the business, assets, properties, directors, officers or employees of the Company, copies of which have been provided to Buyer. To the Seller’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. The Company is not in material default with respect to its obligations under any insurance policy, nor has the Company ever been denied insurance coverage for any reason.. The Company does not have any self-insurance or co-insurance programs. Since inception until the date hereof, the Company has not received any written or, to the Knowledge of the Seller, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of the Company’s assets, purchase of additional equipment or material modification of the Company’s methods of doing business. To the Seller’s Knowledge, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage. To the Seller’s Knowledge, the Company has not made any insurance claim since January 1, 2014. The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to the Company. To the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.23     Transactions with Related Persons. Except as set forth on Schedule 3.23, none of Seller nor, nor any of its Affiliates, nor, to the Knowledge of Seller, any officer, director, manager, employee, trustee or beneficiary of the Company or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, employees or consultants of the Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers, employees or consultants of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has a controlling interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. The Company’s assets do not include any receivable or other obligation from the Seller or any of its Affiliates or, to the Seller’s Knowledge, from any other Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to the Seller or any of its Affiliates or, to the Seller’s Knowledge, to any other any Related Person.

3.24     Bank Accounts. Schedule 3.24 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. To Seller’s Knowledge, all cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.25     Suppliers and Customers; Products. Schedule 3.25 lists, by dollar volume paid for each of the fiscal years 2017 and 2018, the five (5) largest suppliers of goods or services (the “Top Suppliers”) and the five (5) largest customers of the Company (the “Top Customers”).

3.26     Investment Intent. Seller is acquiring the Exchange Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Seller understands that the Exchange Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.27     [Omitted].

3.28     No Brokers. Neither Seller or the Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.29     No Other Representations. Except for the representations and warranties set forth in this ARTICLE III, as modified by the Disclosure Schedules, and the other Ancillary Documents and any certificate delivered pursuant hereto or thereto, Seller has not made nor make any representation or warranty, express or implied, written or oral, with respect to the Company, Seller or the transactions contemplated by this Agreement and the other Ancillary Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Closing Date, as follows:

4.1     Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

4.2     Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

4.3     Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4     The Exchange Shares. When issued by Buyer to Seller in accordance with the terms of this Agreement, the Exchange Shares will be (a) issued free and clear of all Liens except (i) those imposed by applicable securities Laws, (ii) the rights of Buyer and the other Buyer Indemnified Parties under this Agreement (including under ☒ARTICLE VI), and (iii) those incurred by Seller or its Affiliates and (b) validly and duly issued and fully paid and non-assessable. All consents, approvals or authorizations of any of Buyer’s existing shareholders or creditors or the SEC, that are required to be obtained by Buyer in connection with the issuance of the Exchange Shares to Seller hereunder have been obtained.

4.5     No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.6     Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

4.7     Investment Intent. Buyer is acquiring the Acquired Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Acquired Shares. Buyer understands that the Acquired Shares has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.8     No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE IV, the other Ancillary Documents and any certificate delivered pursuant hereto or thereto, neither Buyer not any of its Representatives has made nor make any representation or warranty, express or implied, written or oral, with respect to the transactions contemplated by this Agreement and the other Ancillary Documents , and Buyer hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE V
OTHER AGREEMENTS

5.1     Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VI. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Seller will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company.

5.2     Confidentiality. Seller will, and will cause its Representatives to: (a) treat and hold in confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer, to the extent feasible and permitted by law, with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 5.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts, at no expense to Seller, to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer or destroy any and all copies (in whatever form or medium) of all such Confidential Information and any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof, provided that Seller may retain a copy of such Confidential Information for archival, audit, compliance or regulatory purposes or to assist in the defense of any litigation arising in connection with this Agreement; provided, however, that Confidential Information shall not include any information which, at the time of disclosure by Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by Seller or its Representatives.

5.3     Publicity.

(a)     No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Seller, as required by applicable Law after conferring with Buyer concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

(b)     Notwithstanding the foregoing in Section 5.3(a), after the Closing, Buyer and its Affiliates shall have the right to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Buyer and its Affiliates shall have the right to draft and file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Seller may review and comment upon prior to filing (and Buyer shall consider such comments in good faith). For the avoidance of doubt, neither Seller nor the Company shall have any right to consent or approve, or deny consent or approval with respect to, the Closing Filing.

5.4     No Trading. The Company and the Seller acknowledge and agree that each is aware, and that the Company’s Affiliates are aware (and to the Knowledge of Seller each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Seller hereby agree that, while such party is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Buyer), communicate such information to any third party, other than its officers, directors, employees, agents, advisors and consultants having a need to know and who are bound by similar obligations of confidentiality, or take any other action with respect to the Buyer in violation of such Laws.

5.5     Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times during normal business hours and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VI).

5.6     Agreement Regarding Intellectual Property. Seller has already disclosed or will disclose to the Company as of the Closing any and all Intellectual Property developed by Seller on behalf of the Company or relating to the business of the Company, including Intellectual Property used in the Company’s business, and Intellectual Property intended for future use in the Company’s business, and each does hereby assign to the Company any and all right, title and interest that Seller may have in and to such Intellectual Property. Seller represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the Company, and has not disclosed such Intellectual Property to any third party. Upon Buyer’s or the Company’s request at any time, including any time after the Closing, Seller will execute and deliver to Buyer or the Company such other documents as Buyer or the Company reasonably deems necessary or desirable to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such Intellectual Property. Seller will deliver to the Company all copies or embodiments of such Intellectual Property in any media in Seller’s possession at or prior to the Closing.

5.7     Release and Covenant Not to Sue. Effective as of the Closing, Seller hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller now has, has ever had or may hereafter have against the Company relating to being a stockholder, director, officer or employee of the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims Seller may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

5.8     Tax Matters.

(a)     Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Any Tax Returns filed pursuant to this Section 5.8(a) must be consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing, Seller will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. The parties hereto agree that any income Tax deduction arising from the third-party expenses and bonuses, option cashouts, restricted stock cashouts or other compensation payments made by the Company in connection with the Acquired Shares shall be allocable to the Tax period ending on or prior to the Closing Date (or the portion of the period ending on the Closing Date with respect to a Tax Period that includes but does not end on the Closing Date).

(b)     To the extent that any Tax Returns of the Company relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. Buyer will permit Seller to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Seller unless otherwise required by applicable Law.

(c)     All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any Liability thereunder.

(d)     All Taxes imposed in connection with the transfer of the Acquired Shares (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer, Seller or any of their respective Affiliates, shall be borne and paid by Seller.

(e)     For U.S. federal income tax purposes, the transactions contemplated by this Agreement are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and specifically a “B” reorganization described in Section 368(a)(1)(B). The Parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the parties hereto acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the transaction contemplated by this Agreement are determined not to qualify as a reorganization under Section 368 of the Code.

5.9     Registration of Exchange Shares.

(a)     Pursuant to Section 6 of the Option Agreement, Seller hereby requests that Buyer include, and Buyer hereby covenants and agrees to include, the Exchange Shares among the shares Buyer registers for resale on the next resale Registration Statement on Form S-3 that Buyer files with the SEC (the “Next Registration Statement”). Notwithstanding the foregoing, Seller acknowledges and agrees that, in the event that the SEC or any managing underwriter or similar advisor requires the Buyer to reduce the number of securities registered for resale on the Next Registration Statement for any reason and, as a result of such required reduction, all or a portion of the Exchange Shares, at Buyer’s discretion, cannot be registered on Buyer’s Next Registration Statement, Seller shall not have any further right to register those Exchange Shares which were not registered on Buyer’s Next Registration Statement (the “Excluded Shares”) for resale; provided, however, that if after the six (6) month anniversary of the date hereof, the Excluded Shares cannot be sold under Rule 144 (as promulgated by the Commission pursuant to the Securities Act, “Rule 144”) due to a Public Information Failure (defined below), Buyer hereby covenants and agrees to file a separate registration statement with the SEC to register for resale the Excluded Shares, no later than 30 days after such six (6) month anniversary from the date hereof, and to use its commercially reasonable best efforts to cause such Registration Statement to become effective as promptly as possible after such filing. Seller acknowledges and agrees that in the event of a Qualified Offering, Seller shall execute prior to or simultaneously with the consummation of such Qualified Offering such lock-up agreements as may be reasonably requested by the Buyer’s managing underwriter or placement agent for such offering so long as other stockholders of the Buyer holding a similar amount of Buyer’s securities also execute similar lock-up agreements. As used in this Section 5.9, the term “Seller”, as applied to the owner of Exchange Shares, shall include any of Seller’s members to whom the Exchange Shares may be transferred after the date hereof.

(b)     In addition to the foregoing, Buyer covenants and agrees that it shall, if permitted by applicable law, (i) take all necessary steps to remove any restrictive legends on the Excluded Shares in order to allow the Excluded Shares to be sold under Rule 144 following the six (6) month anniversary of the date hereof, provided that all of the conditions to such sale under Rule 144 other than the Public Information Failure are otherwise satisfied, and (ii) to use its commercially reasonable best efforts to satisfy the current public information requirement under Rule 144. If at any time following the six (6) month anniversary of the date hereof, the Excluded Shares have not been registered for resale in accordance with Section 5.9(a) hereof and the Buyer fails for any reason to satisfy the current public information requirement under Rule 144(c) or takes or omits to take for any reason any other action which causes Rule 144 to be unavailable for Seller to transfer the Excluded Shares pursuant to Rule 144 (collectively a "Public Information Failure"), the Buyer shall pay to Seller, as liquidated damages and not as a penalty, $3,333.33 per day (a “Public Information Failure Payment”, and collectively the “Public Information Failure Payments”) for each day until the earlier of (a) the date such Public Information Failure is cured and Buyer has furnished Seller with written notice thereof, (b) the date on which the Excluded Shares have been included on a registration statement filed by Buyer with the SEC, and (c) such time that such public information or other action by Buyer is no longer required for Seller to transfer the Excluded Shares pursuant to Rule 144. The Public Information Failure Payments shall be paid on the last day of each calendar month during which such Public Information Failure Payment is incurred. Public Information Failure Payments payable for periods of less than a full month shall be appropriately pro-rated.

ARTICLE VI
INDEMNIFICATION

6.1     Survival. All representations and warranties contained in this Agreement and any Ancillary Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the nine month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.18 (Tax Matters), 3.19 (Environmental Matters) and 3.20 (Employee Benefits Plans) shall survive until 30 days after the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization and Binding Effect; Corporate Documentation), 3.3 (Title to the Acquired Shares); 3.4 (Capitalization), 3.5 (Subsidiaries), 3.28 (No Brokers), 4.1 (Organization and Qualification), 4.2 (Authorization), and 4.5 (No Brokers) will survive indefinitely (such representations and warranties in clauses (i) through (ii), collectively, the “Special Reps”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 6.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All pre-Closing covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall expire and be of no further force or effect as of the Closing. All other covenants, obligations and agreements that are to be performed after the Closing shall survive the Closing and continue until fully performed in accordance with their terms. A claim for indemnification under any subsection of Section 6.2 or 6.3 other than clauses (a) may be made at any time.

6.2     Indemnification by Seller. Except as otherwise limited by this ARTICLE VI, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Seller or, at or prior to the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by the Company hereto in connection with or pursuant to this Agreement; (c); any and all Liabilities for (i) Taxes of the Company (including pursuant to Section 409A of the Code) attributable to any Tax period ending on or prior to the Closing Date or (ii) the Transfer Taxes; or (d) any Action by Person(s) who were holders of equity securities of the Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities or any matter described on Schedule 6.2.

6.3     Indemnification by Buyer. Except as otherwise limited by this ARTICLE VI, Buyer shall indemnify, defend and hold harmless Seller and its Representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, the Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by Buyer hereto in connection with or pursuant to this Agreement; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer or, after the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any of the certificates and instruments to be executed or delivered by Buyer hereto in connection with or pursuant to this Agreement.

6.4     Indemnification Procedures.

(a)     For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.2 or 6.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions.

(b)     In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Buyer, the applicable third party claimant is a Governmental Authority or a then-current material customer of Buyer, the Company or any of their respective Affiliates; (iii) if the Indemnitor is Buyer, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, the Company or their respective Affiliates; (iv) outside counsel to the Indemnitee has informed Indemnitee that there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (v) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 6.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with a counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee.

(c)     Any indemnification claim that does not arise from a third-party claim must be asserted in good faith by a written notice to the Indemnitor setting forth: with reasonable specificity the amount claimed and the underlying facts, in reasonable detail, supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of sixty (60) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the Indemnitor does not respond within sixty (60 days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the Indemnitor responds in such sixty (60 day period and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement (subject to Section 7.13), any other Ancillary Documents or applicable Law.

6.5     Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 6.2 or 6.3, as the case may be: (w) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (x) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 6.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 6.3, as applicable, exceed a dollar amount equal to One Million Dollars ($1,000,000) (the “Indemnification Cap”); provided, that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be an amount equal to fifty percent (50%) of the Stock Consideration; and unless and until the actual Losses of the Buyer Indemnified Parties, collectively, or the Seller Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to Two Hundred and Fifty Thousand Dollars ($250,000) (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) (including the first dollar of Losses of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, required to reach the Basket); provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) indemnification claims based in whole or in part upon Fraud. The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 6.2 or 6.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 6.2 or 6.3 (collectively such Losses, “Exempted Losses”). For avoidance of doubt, the maximum liability of Seller for all indemnifiable matters (including the Exempted Losses) shall be limited to an amount equal to fifty percent (50%) of the Stock Consideration. In addition, with respect to any Loss for which the Buyer is being indemnified under sub-clauses (a), (b) and (c) of Section 6.2, Seller shall only bear and be liable for 56.6% of such Losses. Losses shall not include any indirect, special, exemplary, consequential, punitive damages or damages determined by a multiple, except in each case to the extent actually awarded to a third-party who is not a party to this Agreement or an Affiliate of a party to this Agreement. Notwithstanding any contrary provision of this Article VI, until such time as all of the Exchange Shares have been registered for resale with the SEC or may be resold pursuant to Rule 144, or until the liquidated damages paid to Seller under Section 5.9(b) equal at least One Million Dollars ($1,000,000), Seller’s obligations under this Article VI to indemnify any Buyer Indemnified Parties for any Losses shall be suspended and no action may be taken to enforce the same.

6.6     General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation by Buyer or its Representatives, on the one hand, or Seller, on the other hand, or knowledge by Buyer or its Representatives, on the one hand, or Seller or its Representatives, on the other hand, of a breach of a representation or warranty of the other set of parties shall affect such other set of parties’ representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement (including ARTICLE VI) with respect thereto. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE VI, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any. Seller will not have any right to seek contribution from the Company or Buyer with respect to all or any part of Seller’s indemnification obligations under this ARTICLE VI. The Buyer Indemnified Parties will not be required to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against Seller. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Stock Consideration for all Tax purposes, and no party may take any position inconsistent with such characterization.

6.7     Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnitor under this ARTICLE VI will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 6.4. The provisions of this ARTICLE VI notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that it has been finally determined by a court of competent jurisdiction, by an arbitrator, or by mutual agreement of the parties, that a Buyer Indemnified Party is entitled to indemnification hereunder, if Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to Seller pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim otherwise payable hereunder.

6.8     Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI.

ARTICLE VII
GENERAL PROVISIONS

7.1     Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and Seller will bear its own legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date. Seller agrees that the fees and expenses of Seller for periods on or before the Closing Date will be paid by Seller. Seller will bear its own legal and other fees and expenses incurred in connection with this Agreement after the Closing, subject to the provisions of this Agreement.

7.2     Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, not to be withheld) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Seller to:	with a copy (which will not constitute notice) to:

SAVSU Origin LLC.	Meltzer, Lippe, Goldstein & Breitstone, LLP
160 Sweet Hollow Road	190 Willis Avenue
Old Bethpage, NY 11804	Mineola, New York 11501
Attention: Dana E. Barnard	Attention: David I. Schaffer
Telephone No.: (505) 603-5306	Facsimile No.: (516) 747-0603
Facsimile No.: (505) 467-6800	Telephone No.: (516) 747-0300

If to Buyer or, after the Closing, the Company, to:	with a copy (which will not constitute notice) to:

BioLife Solutions, Inc.	Ellenoff Grossman & Schole LLP
303 Monte Villa Parkway, Suite 310,	1345 Avenue of the Americas, 11th Floor
Bothell, Washington, 98021	New York, New York 10105
Attention: Roderick de Greef	Attention: Barry Grossman, Esq.
Facsimile No.: (425) 402-1433	Facsimile No.: (212) 370-7889
Telephone No.: (425) 402-1400	Telephone No.: (212) 370-1300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

7.3     Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.4     Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 7.4 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder) or (iii) as security to any Person providing debt financing to Buyer for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

7.5     No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

7.6     Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

7.7     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof, including without limitation the Option Agreement.

7.8     Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each of Buyer, the Company and Seller shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

7.9     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 7.13, for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 7.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 7.9, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

7.10     Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any status includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement. To the extent that any Contract, document, certificate or instrument is represented or warranted to by Seller to be given, delivered, provided or made available by Seller, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and their Representatives shall have been given access to the electronic folders containing such information through the Closing.

7.11     Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

7.12     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

7.13     Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 7.13) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 7.13. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, New York, and the language of the arbitration shall be English.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

BIOLIFE SOLUTIONS, INC.

By: /s/ Roderick de Greef
Name: Roderick de Greef
Title: Chief Financial Officer

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

The Company:

SAVSU TECHNOLOGIES, INC.

By: /s/ Dana Barnard
Name: Dana Barnard
Title: Chief Executive Officer

Seller:

SAVSU ORIGIN LLC

By: /s/ Dana Barnard
Name: Dana Barnard
Title: Manager

[Signature Page to Share Exchange Agreement]

Exhibit A
Definitions

1.     Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreement, the Employment Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Seattle, Washington or Albuquerque, New Mexico.

“Buyer Common Stock” means shares of the common stock, par value $0.001 per share, of Buyer.

“Buyer Common Stock Price” means an amount equal to the VWAP of Buyer Common Stock listed by the principal exchange or securities market on which shares of Buyer Common Stock are then traded (or any successor exchange or quotation system on which such shares are listed or quoted) for the twenty (20) Trading Day period ending on the Trading Day immediately prior to the date of determination. Any determinations of the Buyer Common Stock Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means any information concerning the business and affairs of the Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Data Site” means the on-line data site maintained by or on behalf of Seller to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means common law fraud, including the element of scienter, or an intentional misrepresentation with respect to the representations and warranties contained in this Agreement or an Ancillary Agreement. For avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of the Company issued or assumed for deferred purchase price payments (other than trade payables in the Ordinary Course of Business), (d) all obligations of the Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (f) all obligations of the Company secured by a Lien (other than a Permitted Lien) on any asset of the Company, whether or not such obligation is assumed by the Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means rights in all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; and (g) rights of publicity and privacy, and moral rights.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Company, the actual present knowledge of a particular matter by Dana Barnard or Bruce McCormick, after reasonable due inquiry; (ii) with respect to Seller shall mean the actual present knowledge of a particular matter by Dana Barnard, Bruce McCormick and Terrill Barnard, without independent inquiry; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry. For avoidance of doubt, with respect to matters involving Intellectual Property, knowledge does not require that such Person conduct or obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance or similar searches.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to Seller, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company or (b) does or would reasonably be expected to materially impair or delay the ability of Seller to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to the Company, the industries in which the Company primarily operates and not specifically relating to the Company, (E) a natural disaster or the worsening thereof, and (F) the public announcement, pendency or completion of the transactions contemplated hereby (provided, that in the cases of clauses (A) through (E), the Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company).

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.

“party” means a signatory to this Agreement other than Seller.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; (b) Liens for current taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) Liens with respect to any Indebtedness, only to the extent such liens described in this clause (d) are released in connection with and prior to the Closing; and (e) licenses entered into in the Ordinary Course of Business.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company’s business.

“Qualified Offering” means the offering of equity securities of the Company (or any successor entity thereto) pursuant to an effective registration statement under the Securities Act (other than pursuant to a registration statement on Form S-8 or any successor or similar form) resulting in aggregate net proceeds to the Company of at least $15,000,000.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trading Day” means any day on which shares of Buyer Common Stock are actually traded on the principal securities exchange or securities market on which shares of Buyer’s common stock are then traded.

“VWAP” means, as of any date, the dollar volume-weighted average price for Buyer Common Stock on the principal securities exchange or securities market on which such shares are then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of Buyer Common Stock in the over-the-counter market on the electronic bulletin board for Buyer Common Stock during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for Buyer Common Stock as reported by NASDAQ; provided, that if the VWAP cannot be calculated for Buyer Common Stock on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as reasonably determined in good faith by the Buyer.

2.     Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	7.13	Indemnification Cap	6.5
AAA Procedures	7.13	Indemnitee	6.4(a)
Acquired Shares	Recitals	Indemnitor	6.4(a)
Agreement	Preamble	Leased Premises	3.12
Bank Account	3.24	Leases	3.12
Basket	6.5	Loss	6.2
Buyer	Preamble	Non-Competition Agreement	2.2(d)
Buyer Indemnified Parties	6.2	Option Agreement	Recitals
Buyer Material Adverse Effect	4.1	Personal Property Leases	3.11
Closing	2.1	Registered IP	3.13(a)
Closing Date	2.1	Related Person	3.23
Closing Filing	5.3(b)	Resolution Period	7.13
Closing Press Release	5.3(b)	Section 409A Plan	3.20(a)
Common Stock	Recitals	Seller Indemnified Parties	6.3
Company	Preamble	Seller	Preamble
Dispute	7.13	Special Reps	6.1
Employment Agreements	2.2(e)	Stock Consideration	1.2
Exchange Shares	1.2	Survival Date	6.1
Exempted Losses	6.5	Top Customers	3.25
Federal Securities Laws	5.4	Top Suppliers	3.25
Financial Statements	3.7	Transfer Taxes	5.8(d)